Filed Pursuant to Rule 433

Registration Statement 333-202430

Dated February 28, 2017

Pfizer Inc.

Floating Rate Notes Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:	Floating Rate Notes due 2019

Principal Amount:	€1,250,000,000 aggregate principal amount

Coupon:	3-month EURIBOR plus 20 bps, reset quarterly; the minimum interest rate shall be zero

Interest Rate Index	3-month EURIBOR

Interest Payment and Reset Dates:	Quarterly on the 6th of March, June, September and December of each year, beginning on June 6, 2017

Price to Public:	100.35% of principal amount

Tax Redemption:	The notes will be redeemable, in whole but not in part, in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States) at a redemption price equal to 100% of the principal amount of the notes to be redeemed (plus any accrued interest and additional amounts then payable with respect to the notes to, but not including, the redemption date).

Denominations:	Minimum of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

Trade Date:	February 28, 2017

Settlement Date:	March 6, 2017 (London T+4)

Maturity Date:	March 6, 2019

Interest Determination Date:	Two TARGET System Days prior to each Reset Date

Day Count Convention:	Actual/360

CUSIP/ISIN/Common Code:	717081 EE9 / XS1574156540 / 157415654

Expected Ratings (Moody’s/S&P)*:	A1 (stable) / AA (stable)

Listing:	Pfizer Inc. intends to apply to list the Floating Rate Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Currency of Payment:	Euro

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Goldman, Sachs & Co. J.P. Morgan Securities plc

Passive Book-Running Managers:	Credit Suisse Securities (Europe) Limited HSBC Bank plc Merrill Lynch International

Senior Co-Managers:	Banco Santander, S.A. Morgan Stanley & Co. International plc

Co-Managers:	Drexel Hamilton, LLC Lebenthal & Co., LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Barclays Bank PLC at +44 20 7773 9098, (ii) BNP Paribas at 1-800-854-5674, (iii) Goldman, Sachs & Co. at 866-471-2526 or (iv) J.P. Morgan Securities plc at +44 20 7134 2468.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on February 28, 2017 relating to its Prospectus dated March 2, 2015.

Dated February 28, 2017

Pfizer Inc.

Fixed Rate Notes Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:	0.000% Notes due 2020 (the “2020 Notes”) 0.250% Notes due 2022 (the “2022 Notes”) 1.000% Notes due 2027 (the “2027 Notes”)

Principal Amount:	2020 Notes: €1,000,000,000 aggregate principal amount 2022 Notes: €1,000,000,000 aggregate principal amount 2027 Notes: €750,000,000 aggregate principal amount

Coupon:

2020 Notes: 0.000% annually, accruing from and including March 6, 2017

2022 Notes: 0.250% annually, accruing from and including March 6, 2017

2027 Notes: 1.000% annually, accruing from and including March 6, 2017

Interest Payment Dates:	2020 Notes: March 6 of each year, beginning on March 6, 2018 2022 Notes: March 6 of each year, beginning on March 6, 2018 2027 Notes: March 6 of each year, beginning on March 6, 2018

Price to Public:	2020 Notes: 99.946% of principal amount 2022 Notes: 99.856% of principal amount 2027 Notes: 98.889% of principal amount

Benchmark Security:	2020 Notes: DBR 3.25% due January 4, 2020 2022 Notes: DBR 2.00% due January 4, 2022 2027 Notes: DBR 0.25% due February 15, 2027

Benchmark Security Price and Yield:	2020 Notes: 111.89; -0.861% 2022 Notes: 112.91; -0.617% 2027 Notes: 100.44; 0.205%

Spread to Benchmark Security:	2020 Notes: +87.9 bps 2022 Notes: + 89.6 bps 2027 Notes: + 91.3 bps

Spread to Mid-Swap Yield:	2020 Notes: +12 bps 2022 Notes: + 20 bps 2027 Notes: + 45 bps

Mid-Swap Yield:	2020 Notes: -0.102% 2022 Notes: 0.079% 2027 Notes: 0.668%

Yield to Maturity:	2020 Notes: 0.018% 2022 Notes: 0.279% 2027 Notes: 1.118%

Optional Redemption:

The notes of each series of fixed rate notes will be redeemable, in whole or in part, at any time and from time to time, prior to February 6, 2020 (1 month prior to the maturity date) with respect to the 2020 notes, February 6, 2022 (1 month prior to the maturity date) with respect to the 2022 notes and December 6, 2026 (3 months prior to the maturity date) with respect to the 2027 notes, at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on an annual basis at a rate equal to the sum of the Comparable Government Bond Rate (as defined in the preliminary form of prospectus supplement issued by Pfizer Inc. on February 28, 2017 relating to its Prospectus dated March 2, 2015) plus 15 bps in the case of the 2020 Notes, 15 bps in the case of the 2022 Notes and 15 bps in the case of the 2027 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

At any time on or after February 6, 2020 (1 month prior to the maturity date) with respect to the 2020 notes, February 6, 2022 (1 month prior to the maturity date) with respect to the 2022 notes and December 6, 2026 (3 months prior to the maturity date) with respect to the 2027 notes, such notes may be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Tax Redemption:	The Notes will be redeemable, in whole but not in part, in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States) at a redemption price equal to 100% of the principal amount of the notes to be redeemed (plus any accrued interest and additional amounts then payable with respect to the notes to, but not including, the redemption date).

Denominations:	Minimum of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

Trade Date:	February 28, 2017

Settlement Date:	March 6, 2017 (London T+4)

Maturity Date:	2020 Notes: March 6, 2020 2022 Notes: March 6, 2022 2027 Notes: March 6, 2027

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

CUSIP/ISIN/Common Code:	2020 Notes: 717081 EF6 / XS1574156623 / 157415662 2022 Notes: 717081 EG4 / XS1574157357 / 157415735 2027 Notes: 717081 EH2 / XS1574158082 / 157415808

Expected Ratings (Moody’s/S&P)*:	A1 (stable) / AA (stable)

Listing:	Pfizer Inc. intends to apply to list the 2020 Notes, the 2022 Notes and the 2027 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Currency of Payment:	Euro

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Goldman, Sachs & Co. J.P. Morgan Securities plc

Passive Book-Running Managers:	Credit Suisse Securities (Europe) Limited HSBC Bank plc Merrill Lynch International

Senior Co-Managers:	Banco Santander, S.A. Morgan Stanley & Co. International plc

Co-Managers:	Drexel Hamilton, LLC Lebenthal & Co., LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Barclays Bank PLC at +44 20 7773 9098, (ii) BNP Paribas at 1-800-854-5674, (iii) Goldman, Sachs & Co. at 866-471-2526 or (iv) J.P. Morgan Securities plc at +44 20 7134 2468.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on February 28, 2017 relating to its Prospectus dated March 2, 2015.